NEWS RELEASE
Contact: Shari Winet, Vice President of Public Relations
858.668.2580 shari.winet@bpiedu.com

Bridgepoint Education’s Ashford University Announces One Year
Teach-Out Plan for Clinton, Iowa Campus

Ashford’s online degree programs will not be impacted by campus closure

SAN DIEGO (July 9, 2015) Bridgepoint Education, Inc. (NYSE: BPI) announced today that Ashford University’s Clinton, Iowa campus will close after the 2015-2016 academic year, at the end of May 2016. Despite best efforts to continue maintaining and operating the campus, the inability to meet campus enrollment requirements was a key factor in the Ashford University Board of Trustees’ difficult decision to call for the campus closure.

“It is the priority of both Bridgepoint Education and Ashford University to provide a quality education to students,” said Chris Henn, Bridgepoint Education’s chief operating officer. “And, after carefully considering the continued and significant enrollment shortfall at the campus, Ashford’s Board of Trustees determined that closing the Clinton campus would be the most responsible course of action. Neither Ashford nor Bridgepoint want to compromise the campus student experience.”

To help facilitate the transition, Ashford is implementing a one year teach-out plan for the one percent of its students who attend classes in Clinton. The University’s online students will not be impacted by the closure of the campus. Remaining open for two more semesters will allow the approximately 35 percent of existing campus students who are on track to complete their degrees the opportunity to attend the May 2016 commencement in Clinton. The University will work with all other campus students to help them understand their options and the process for transitioning to another school or to the online modality.

Approximately 60 percent of returning campus students are pursuing a degree program that is also available online at Ashford University, and those students will be permitted to transfer to Ashford’s online modality. For those campus students who do not choose to complete an Ashford degree program online,

Ashford will be seeking transfer agreements with nearby colleges and universities that will support their educational goals and degree programs.

The impacted Ashford campus employees will also have access to individualized assistance. The University plans to provide each employee with numerous career service opportunities. Ashford’s Iowa Online Center and its employees will continue to operate from its current location and will not be impacted by the closure next year of the Clinton campus.

Moving forward, the University will focus on its online modality which, it believes, represents the next generation of learning. Ashford intends to concentrate on its core mission of leveraging technology to create innovative solutions that advance learning. Currently, online students account for nearly 99 percent of Ashford’s total student population, and the University intends to continue serving non-traditional students who want the flexibility offered by online education.

“We will always be proud of our campus and its many student, faculty, and staff accomplishments,” said Dr. Richard Pattenaude, president of Ashford University. “Ashford has opened the door to a college education to tens of thousands of previously underserved Americans, and that is what we intend to continue doing.”

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) harnesses the latest technology to reimagine the modern student experience. Bridgepoint owns two academic institutions - Ashford University and University of the Rockies. Together, these programs, technologies, and resources represent a unique model for advancing education in the 21st century. Bridgepoint stands for greater access, social learning, and exposure to leading minds. For more information, visit www.bridgepointeducation.com, www.facebook.com/BridgepointEducation, or call Shari Winet, Vice President of Public Relations, at 858.668.2580.

About Ashford University
Where heritage meets innovation - that’s Ashford University. At Ashford, students discover relevant degree programs, innovative technology, and cherished tradition. Ashford offers associates, bachelor’s, and master’s online degree programs, allowing students to balance life by providing the flexibility to do school work anywhere, anytime. For more information, please visit www.ashford.edu, www.facebook.com/ashforduniversity, www.twitter.com/AshfordU, or call Shari Winet, Vice President of Public Relations, at 858.513.9240 x11601.

Note Regarding Forward-Looking Statements
This news release contains forward-looking statements, including, without limitation, statements regarding management’s intentions, hopes, beliefs or expectations. These statements are subject to risks and uncertainties that could cause actual outcomes to differ materially from those expressed in or suggested by such statements, including, without limitation, risks and uncertainties related to adverse administrative, economic, legislative or regulatory changes affecting Bridgepoint Education, Inc. and its institutions, including Ashford University.

Additional information regarding risks and uncertainties faced by Bridgepoint and its institutions, including Ashford, is included from time to time in Bridgepoint’s filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, Bridgepoint’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2014, filed with the SEC on March 10, 2015, and its quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. Bridgepoint and Ashford assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.